Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

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April 17, 2012

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Re:	Canadian Imperial Bank of Commerce
Registration Statement on Form F-3

Dear Sirs:

We have represented Canadian Imperial Bank of Commerce, a bank organized under the Bank Act (Canada) (the “Bank”), in connection with the registration of U.S.2,000,000,000 aggregate principal amount of debt securities of the Bank (the “Securities”). The Securities are to be issued under an indenture (the “Indenture”) between the Bank and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), to be entered into prior to the issuance of the Securities. Certain terms of the Securities will be established by or pursuant to resolutions of the Bank’s Board of Directors (the “Corporate Proceedings”).

In connection with our representation, we have examined the corporate records of the Bank, including its bye-laws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, it is our opinion that:

(i) assuming that the Indenture has been duly authorized, executed and delivered by the Bank and the Trustee, the Indenture will constitute a valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(ii) assuming that the Corporate Proceedings have been completed and that Securities have been duly authorized, executed and delivered by the Bank, authenticated by the Trustee in accordance with the terms of the Indenture and paid for by the purchasers thereof , the Securities will constitute valid and binding obligations of the Bank entitled to the benefits of the Indenture.

MAYER BROWN LLP

Canadian Imperial Bank of Commerce
April 17, 2012
Page 2

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the States of Illinois and New York, and we express no opinion herein concerning the laws of any other jurisdiction.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.

Very truly yours,

Mayer Brown LLP

ESB: